Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of March 28th, 2011 (“Effective Date”), is made and entered into by and between CRACKER BARREL OLD COUNTRY STORE, INC. (the “Company”) and MICHAEL A. WOODHOUSE (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive currently is serving as the Chairman and Chief Executive Officer of the Company pursuant to an employment agreement dated as of October 30, 2008 (the “Prior Employment Agreement”); and

WHEREAS, the Prior Employment Agreement has a term that, subject to the terms and conditions of the Prior Employment Agreement, currently expires on October 30, 2011; and

WHEREAS, the Company's Board of Directors (the “Board”) recognizes that the Executive's contribution to the growth and success of the Company during prior years has been substantial and the Board now desires, and deems it to be in the best interests of the Company and its shareholders, to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce the transition by the Executive of his role in management of the Company while encouraging the Executive's continued attention and dedication to the future of the Company; and

WHEREAS, the Executive is willing to commit himself to continue to serve the Company on the specified terms and conditions; and

WHEREAS, in order to effect the foregoing purposes and to terminate the Prior Employment Agreement as of the Effective Date, the Company and the Executive wish to enter into this employment agreement on the terms and conditions set forth below;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             EMPLOYMENT.

Subject to the terms and conditions of this Agreement, the Company hereby employs Executive as its Chairman.   During the term of this Agreement, subject to Section 3.1, Executive also shall serve as the Company's Chief Executive Officer.

2.             DURATION OF AGREEMENT.

2.1           Term.  This employment shall begin as of the Effective Date, and shall continue until it terminates pursuant to this Agreement.  Unless extended pursuant to Section 2.2, or earlier terminated pursuant to Sections 5, 6, 7, 8, 9 or 10, this Agreement will automatically terminate on November 30, 2012.  The specified period during which this Agreement is in effect is the “Term.”

2.2           Extensions of Term.  The Term may be extended to a specified future date at any time by the specific written agreement of the parties signed prior to the original expiration date specified in Section 2.1, or any subsequent expiration date established pursuant to this Section 2.2.

3.             POSITION AND DUTIES.

3.1           Position.  Subject to the remaining conditions of this Section 3.1, Executive shall serve as the Company's Chairman of the Board.  Executive shall report to the Board and perform such duties and responsibilities as may be prescribed from time-to-time by the Board, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business.  So long as Executive is serving as Chairman of the Board, the Company shall nominate Executive for election as a member of the Board at each meeting of the Company's shareholders at which the election of Executive is subject to a vote by the Company's shareholders and to recommend that the shareholders of the Company vote to elect Executive as a member of the Board.  From time to time, Executive also may be from time to time designated to such other offices within the Company (currently Chief Executive Officer) or its subsidiaries as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries.

3.2           Faithful Discharge of Duties.  Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities relative to the business and affairs of the Company. Executive agrees to promote the best interests of the Company and to take no action that in any way damages the public image or reputation of the Company, its subsidiaries or its affiliates.

3.3           No Interference With Duties.  Executive shall not (i) engage in any activities, or render services to or become associated with any other business that in the reasonable judgment of the Board violates Article 13 of this Agreement; or (ii) devote time to other activities which would inhibit or otherwise interfere with the proper performance of his duties, provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and industry or professional activities, or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement.  Executive may, with the prior approval of the Board (or applicable committee), serve on the boards of directors (or other governing body) of other for profit corporations or entities, consistent with this Agreement and the Company's policies.

3.4           Work Standard.  Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by Company.  Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

4.             COMPENSATION AND BENEFITS.

4.1           Base Salary.  Subject to the terms and conditions set forth in this Agreement, during such time as Executive is serving as both Chairman and Chief Executive Officer, the Company shall pay Executive, and Executive shall accept, an annual salary (“Base Salary”) in the amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000) and during such time as Executive is serving as Chairman (but not Chief Executive Officer), the Company shall pay Executive, and Executive shall accept, a Base Salary of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000).  The Base Salary shall be prorated for the time in service in the respective positions and shall be paid in accordance with the Company’s normal payroll practices and may be increased from time to time at the sole discretion of the Board.

4.2           Incentive, Savings and Retirement Plans.  During the Term, Executive shall be entitled to participate in all incentive (including, without limitation, long term incentive plans), savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement.  Without limiting the foregoing, the following provisions shall apply with respect to Executive:

4.2.1
Incentive Bonus.  Executive shall be entitled to an annual bonus, the amount of which shall be determined by the Compensation Committee of the Board (the "Committee").  The amount of and performance criteria with respect to any such bonus in any year shall be determined not later than the date or time prescribed by Treas. Reg. § 1.162-27(e) (“Section 162(m)”) in accordance with a formula to be agreed upon by the Company and Executive and approved by the Committee that reflects the financial and other performance of the Company and the Executive's contributions thereto.  During such time as Executive is serving as both Chairman and Chief Executive Officer, the Executive's annual target (subject to such performance and other criteria as may be established by the Committee) bonus shall be no less than one hundred twenty-five percent (125%) of the Base Salary (the "Chair/CEO Bonus Multiple").  During such time as Executive is serving as Chairman (but not Chief Executive Officer), the Executive's annual target (subject to such performance and other criteria as may be established by the Committee) bonus shall be no less than one hundred percent (100%) of the Base Salary (the "Chair Bonus Multiple").  Executive's target annual bonus for any fiscal year shall be determined by adding: (i) Executive's prorated Base Salary during the fiscal year in question while serving as Chairman and Chief Executive Officer multiplied by the Chair/CEO Bonus Multiple; and (ii) Executive's prorated Base Salary during the fiscal year in question while serving solely as Chairman multiplied by the Chair Bonus Multiple.

4.2.2
Long Term Incentive Plans.  Executive shall be entitled to participate in the Company’s Long-Term Incentive Plans (each, an “LTI”).  The amount of and performance criteria with respect to any such LTI shall be determined not later than the date or time prescribed by Section 162(m) in accordance with a formula to be agreed upon by the Company and Executive and approved by the Committee that reflects the financial and other performance of the Company and the Executive's contributions thereto.  During such time that Executive is serving as both Chairman and Chief Executive Officer, the Executive's target (subject to such performance and other criteria as may be established by the Committee) LTI awards shall be no less than two hundred fifty percent (250%) of the Base Salary (the "Chair/CEO LTI Multiple").  During such time that Executive is serving as Chairman (but not Chief Executive Officer), the Executive's target (subject to such performance and other criteria as may be established by the Committee) LTI awards shall be no less than one hundred fifty percent (150%) of the Base Salary (the "Chair LTI Multiple").  Any target LTI award granted during the Term shall be determined by adding: (i) Executive's prorated Base Salary during the term of the LTI award while serving as Chairman and Chief Executive Officer multiplied by the Chair/CEO LTI Multiple; and (ii) Executive's prorated Base Salary during the term of the LTI award while serving solely as Chairman multiplied by the Chair LTI Multiple.  Furthermore, any LTI award granted during the Term shall provide that (subject to achievement of applicable performance criteria) it shall vest at the earlier of: (i) the regular vesting or performance term of the award, as applicable; or (ii) Executive's cessation of service as a member of the Board (other than as a result of his voluntary resignation or refusal to stand for re-election).

4.2.3
Welfare Benefit Plans.  During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.  Also, throughout the Term, in addition to participating in the other insurance programs provided to Peer Executives, the Company, for the benefit of the Executive, shall pay the premiums to maintain in force during the Term a policy of term life insurance covering the Executive, with such carrier as is reasonably acceptable to Company and Executive, in the face amount of $2.5 million.

4.2.4
Vacation.  Executive shall be entitled to an annual paid vacation commensurate with the Company's established vacation policy for Peer Executives.  The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

4.2.5
Business Expenses.  Executive shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Executive shall follow the Company’s expense procedures that generally apply to other Peer Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to such Peer Executives.

4.2.6
Perquisites.  Executive shall be entitled to receive such executive perquisites, fringe and other benefits as are provided to the senior most executives and their families under any of the Company’s plans and/or programs in effect from time to time and such other benefits as are customarily available to Peer Executives.

5.	TERMINATION FOR CAUSE.

This Agreement may be terminated immediately at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except Base Salary through the date of termination and benefits under any plan or agreement covering Executive which shall be governed by the terms of such plan or agreement, under the following conditions, each of which shall constitute “Cause” or “Termination for Cause”:

(a)
Any act by Executive involving fraud and any breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or any willful or grossly negligent act by Executive resulting in an investigation by the Securities and Exchange Commission which, in each case, a majority of the Board determines in its sole and absolute discretion materially adversely affects the Company or Executive’s ability to perform his duties under this Agreement;

(b)	Attendance at work in a state of intoxication or otherwise being found in possession at his place of work of any prohibited drug or substance, possession of which would amount to a criminal offense;

(c)	Executive's personal dishonesty or willful misconduct in connection with his duties to the Company;

(d)	Breach of fiduciary duty to the Company involving personal profit by the Executive;

(e)	Conviction of the Executive for any felony or crime involving moral turpitude;

(f)	Material intentional breach by the Executive of any provision of this Agreement or of any Company policy adopted by the Board;

(g)
The continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to Disability, and specifically excluding any failure by Executive, after good faith, reasonable and demonstrable efforts, to meet performance expectations for any reason), after a written demand for substantial performance is delivered to Executive by a majority of the Board that specifically identifies the manner in which such Board believes that Executive has not substantially performed Executive’s duties.

The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in any one or more of subsections (a) through (g) above, and specifying the particulars thereof in detail.

6.             TERMINATION UPON DEATH.

Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of Accrued Obligations (as defined in Section 9(a)(1)), the timely payment or provision of Other Benefits (as defined in Section 9(d)), including without limitation benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.  The rights of the Executive’s estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

7.             DISABILITY.

If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  If Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 9(a)(1)), the timely payment or provision of Other Benefits (as defined in Section 9(d)), including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date.  The rights of the Executive with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

For purposes of this Agreement, “Disability” shall mean: (i) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (ii) if no such plan is then in effect or the plan does not apply to Executive, the inability of Executive, as determined by the Board of the Company, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.  At the request of Executive or his personal representative, the Board's determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his personal representative, and the Company.  Without such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

8.             EXECUTIVE'S TERMINATION OF EMPLOYMENT.

Executive’s employment may be terminated at any time by Executive for Good Reason or no reason.  For purposes of this Agreement, “Good Reason” shall mean:

(a)
Other than his removal for Cause pursuant to Section 5 and subject to the proviso below, without the written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a demonstrable diminution in such position, authority, duties or responsibilities, provided, however, it is expressly understood and agreed that so long as Executive is serving as the Chairman of the Board, the designation of another person as the Chief Executive Officer during the Term shall not be "Good Reason" and also excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(b)	A reduction by the Company in Executive’s Base Salary below those amounts set forth in Section 4.1;

(c)	A reduction by the Company in Executive's annual target bonus or LTI (both expressed as a percentage of Base Salary) below those percentages set forth, respectively, in Sections 4.2.1 and 4.2.2;

(d)
The failure by the Company to continue in effect any “pension plan or arrangement” or any “compensation plan or arrangement” in which Executive participates or the elimination of Executive’s participation in any such plan (except for across-the-board plan changes or terminations similarly affecting other Peer Executives);

(e)	The Company’s requiring Executive, without his consent, to be based at any office or location more than fifty (50) miles from the Company's current headquarters in Lebanon, Tennessee;

(f)	The material breach by the Company of any provision of this Agreement; or

(g)
The failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Good Reason shall not include Executive’s death or Disability.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that Executive raises to the attention of the Board any circumstance he believes in good faith constitutes Good Reason within ninety (90) days after occurrence or be foreclosed from raising such circumstance thereafter.  The Company shall have an opportunity to cure any claimed event of Good Reason (other than under subsection (g) above) within thirty (30) days of notice from Executive.

If Executive terminates his employment for Good Reason, and, within thirty (30) days following the date of termination of his employment (the “Termination Date”),  executes and delivers the Release attached hereto as an addendum and made a part hereof (the “Release”), then, provided that he does not thereafter revoke the Release, he shall, commencing on the 60th day following the Termination Date, be entitled to receive the same benefits to which he would be entitled under Section 9 as if terminated without Cause or Section 10 as if terminated after a Change in Control (as defined therein), but not both, as applicable.  If Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 9(a)(1)) and the timely payment or provision of Other Benefits (as defined in Section 9(d)).

9.             TERMINATION WITHOUT CAUSE.

If Executive’s employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death, Disability or expiration of this Agreement shall not constitute termination without Cause), and, within thirty (30) days following the Termination Date, the Executive executes and delivers the Release; then, provided that he does not thereafter revoke the Release, Executive shall be entitled to the following benefits; provided, however, that Executive shall not be entitled to payments under this Section 9 if he is entitled to payments under Section 10:

(a)	The Company shall pay to Executive commencing on the 60th day after the Termination Date, the aggregate of the following amounts:

(1)
in a lump sum in cash, the sum of (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) a pro-rata portion of amounts payable under any then existing incentive or bonus plan applicable to Executive (including, without limitation, any incentive bonus referred to in Section 4.2.1) for that portion of the fiscal year in which the termination of employment occurs through the date of termination; (iii) any accrued expenses and vacation pay to the extent not theretofore paid,  and (iv) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in subsections (i), (ii), (iii) and (iv) shall be referred to in this Agreement as the “Accrued Obligations”); provided, however, that the payment of any portion of the Accrued Obligations may be delayed until such time as is necessary in order to comply with Section 162(m) and

(2)
in installments ratably over twenty-four (24) months in accordance with the Company’s normal payroll cycle and procedures, the amount equal to: (i) three (3) times Executive’s annual Base Salary in effect as of the date of termination if the termination occurs during such time as Executive is serving as both Chairman and Chief Executive Officer; and (ii) one and one-half (1-1/2) times Executive’s annual Base Salary in effect as of the date of termination if the termination occurs during such time as Executive is serving as Chairman (but not Chief Executive Officer); and

(b)
All stock options (or stock units) held by the Executive that are vested prior to the effective date of the termination shall be exercisable in accordance with their terms.  With respect to any stock options (or stock units) held by the Executive that, by their terms do not immediately vest and become exercisable upon a termination of employment without Cause, the Executive shall receive a lump sum cash distribution equal: (i) in the case of stock options, to: (A) the number of shares of the Company’s $0.01 par value common stock (“Shares”) that is subject to options held by the Executive which are not vested on the date of termination of employment; multiplied by (B) the difference between: (1) the closing price of a Share as of the day prior to the effective date of termination of employment (or, if the United States securities trading markets are closed on that date, on the last preceding date on which the United States securities trading markets were open for trading), and (2) the applicable exercise price(s) of the non-vested options; and (ii) in the case of stock units, to: (A) the number of Shares (at target) that is subject to units held by the Executive which are not vested on the date of termination of employment; multiplied by (B) the closing price of a Share as of the day prior to the effective date of termination of employment (or, if the United States securities trading markets are closed on that date, on the last preceding date on which the United States securities trading markets were open for trading); and

(c)
The Executive’s participation in the life and medical insurance programs in effect on the date of termination of employment shall continue until the later of (i) (X) twenty-four (24) months after Executive’s date of termination if the termination occurs during such time as Executive is serving as both Chairman and Chief Executive Officer; and (Y) eighteen (18) months after Executive's date of termination of termination if the termination occurs during such time as Executive is serving as Chairman (but not Chief Executive Officer), or (ii) the expiration of the Term (as in effect at the time of termination); provided, however, that notwithstanding the foregoing, the Company shall not be obligated to provide such benefits if Executive becomes employed by another employer and is covered or permitted to be covered by that employer’s benefit plans without regard to the extent of such coverage; and provided further that upon the Executive’s becoming eligible for and covered by Medicare, the medical coverage required by this subsection will be converted to an obligation on the part of the Company to reimburse the Executive for premiums paid to purchase Medicare Supplement coverage during any remaining period of time referred to in subsection (c)(i)(X) or (c)(i)(Y) above; and

(d)
To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be referred to in this Agreement as the “Other Benefits”).

(e)
Notwithstanding anything in this Agreement to the contrary, in the event that the Executive’s employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by Disability or expiration of this Agreement shall not constitute termination without Cause), the provisions of Section 13.5 shall not apply to the Executive’s activities during the Restricted Period.

10.           CHANGE IN CONTROL.

(a)
Except as otherwise provided herein, if, at any time during the Term in effect after a Change in Control: (i) Executive is involuntarily terminated by the Company for reasons other than Cause or (ii) Executive shall voluntarily terminate his employment with the Company for Good Reason as defined in Section 8, and, within thirty (30) days following the Termination Date, the Executive executes and delivers the Release; then, provided that he does not thereafter revoke the Release, Executive shall be entitled to receive the benefits described in this Section 10.  For purposes of this Section 10, a “Change in Control” of  the Company shall mean a change in control of a nature that would be required to be reported in response to Item 5.01 of Current Report on Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if during the Term: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company's then outstanding voting securities unless that acquisition was approved or ratified by a vote of at least 2/3 of the members of the Board in office immediately prior to the acquisition; or (b) all or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (other than to secure debt owed by the Company); or (c) the Company's shareholders approve a plan of liquidation or dissolution; or (d) individuals who at the beginning of the Term constitute members of the Board of Company cease for any reason other than at the request or with the concurrence of the Executive to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the Term.

(b)
Subject to the execution, delivery and effectiveness of the Release and further subject to the limitation imposed by sub-section (c) of this Section 10, upon a termination described in Section 10(a), Executive shall be entitled to receive the following payments and benefits commencing on the 60th day following the Termination Date :

(1)	The Company shall pay to Executive, in a lump sum in cash, the aggregate of the following amounts:

(i)	the Accrued Obligations (as defined in Section 9(a)(1)); and

(ii)
the amount determined by multiplying: (x) 3.0, if the termination occurs during such time as Executive is serving as both Chairman and Chief Executive Officer; and (y) two (2.0), if the termination occurs during such time as Executive is serving as Chairman (but not Chief Executive Officer), times the sum of (A) Executive’s average annual Base Salary for the five fiscal years prior to the termination, and (B) Executive’s Applicable Annual Bonus (as defined below).  For purposes of this Agreement, “Applicable Annual Bonus” means the greater of Executive’s actual annual incentive bonus from the Company earned in the fiscal year immediately preceding the fiscal year in which Executive’s Termination Date falls or Executive’s target annual incentive bonus (e.g., 125% of Base Salary) for the year in which Executive’s Termination Date falls; and

(2)
All stock options held by the Executive that are vested (including, without limitation, those vested by reason of any Change in Control occurring prior to the Executive's termination) prior to the effective date of the termination shall be exercisable in accordance with their terms.  With respect to any stock options held by the Executive that, by their terms do not immediately vest and become exercisable upon a termination of employment without Cause or for Good Reason, the Executive shall receive a lump sum cash distribution equal to: (a) the number of Shares that is subject to options held by the Executive which are not vested on the date of termination of employment; multiplied by (b) the difference between: (i) the closing price of a Share as of the day prior to the effective date of termination of employment (or, if the United States securities trading markets are closed on that date, on the last preceding date on which the United States securities trading markets were open for trading), and (ii) the applicable exercise price(s) of the non-vested options; and

(3)
The Executive’s participation in the life and  medical insurance programs in effect on the date of termination of employment shall continue until the later of (i) (X) twenty-four (24) months after Executive’s date of termination if the termination occurs during such time as Executive is serving as both Chairman and Chief Executive Officer; and (Y) eighteen (18) months after Executive's date of termination of termination if the termination occurs during such time as Executive is serving as Chairman (but not Chief Executive Officer), or (ii) the expiration of the Term (as in effect at the time of termination); provided, however, that notwithstanding the foregoing, the Company shall not be obligated to provide such benefits if Executive becomes employed by another employer and is covered or permitted to be covered by that employer’s benefit plans without regard to the extent of such coverage; and provided further, that upon the Executive’s becoming eligible for and covered by Medicare, the medical coverage required by this subsection will be converted to an obligation on the part of the Company to reimburse the premiums paid by the Executive to purchase Medicare Supplement coverage during any remaining period of time referred to in subsection (b)(3)(i)(X) or (b)(3)(i)(Y) above; and

(4)	To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 9(d)).

(c)           Section 280G Limitation.

(1)
If any payment or benefit Executive would receive pursuant to this Section 10 (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive’s benefits under this Agreement shall be delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax.

(2)
The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform any calculation necessary to determine the amount, if any, payable to Executive pursuant to this Section 10, as limited by sub-section (c).  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group that will control the Company following a Change in Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(3)
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

11.           COSTS OF ENFORCEMENT.

If either party brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the finally prevailing party shall be entitled to reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable.

12.           PUBLICITY; NO DISPARAGING STATEMENT.

Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

13.           BUSINESS PROTECTION PROVISIONS.

13.1           Preamble.  As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive gained from his employment with the Company, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Article 13 and all sections thereof.

13.2           Definitions.  For purposes of this Article 13 and all sections thereof, the following terms shall have the following meanings:

(a)           “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity engaged wholly or in material part in the restaurant or retail business that is the same or similar to that in which the Company or any of its affiliates (collectively the “CBRL Entities”) is engaged whereby Executive is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Executive participated or that he directed or oversaw while employed by the Company.  Without limiting the generality of the foregoing, the following companies and concepts would be included within those that would be deemed the same or similar to CBRL Entities and/ or the businesses in which the CBRL Entities are engaged: Advantica Restaurants, Applebee’s International, Avado Brands, Inc., Bob Evans Farms, Brinker International, Cheesecake Factory, Inc., Darden Restaurants, Inc., Eateries, Inc., Il Fornaio Corporation, Outback Steakhouse, RARE Hospitality and Roadhouse Grill.

(b)           “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the CBRL Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the CBRL Entities and the details of which are not generally known to the competitors of the CBRL Entities.  Confidential Information shall also include: any items that any of the CBRL Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.

(c)           “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)           “Restricted Period” shall mean two (2) years following termination of Executive’s employment hereunder; provided, however that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the two (2) year period following termination of Executive's employment hereunder that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Article 13 or any sections thereof, the purpose of this provision being to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive's activities.

(e)           “Territory” shall mean each of the United States of America.

(f)           “Trade Secrets” shall mean information or data of or about any of the CBRL Entities, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that:  (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a “trade secret” under applicable law.

(g)           “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the CBRL Entities that were conceived, discovered, created, written, revised or developed by Executive during the term of his employment with the Company.

13.3        Nondisclosure; Ownership of Proprietary Property.

(a)           In recognition of the need of the CBRL Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the CBRL Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (i)  with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (ii) with regard to any Confidential Information, for the Restricted Period.

(b)           Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware.  Executive shall assist the CBRL Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)           All Work Product shall be owned exclusively by the CBRL Entities.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to applicable CBRL Entity all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  Executive agrees to execute and deliver to the applicable CBRL Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable CBRL Entity.

13.4        Non-Interference With Executives.

Executive recognizes and acknowledges that, as a result of his employment by Company, he will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives and employees of the CBRL Entities.  Therefore, Executive agrees that, during the Restricted Period, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the CBRL Entities to end his/her employment with a CBRL Entity or to violate any confidentiality, non-competition or employment agreement that such person may have with a CBRL Entity or any policy of any CBRL Entity.  Furthermore, neither Executive nor any person acting in concert with the Executive nor any of Executive's affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of any CBRL Entity unless that person has ceased to be an employee of the CBRL Entities for at least six (6) months.

13.5        Non-competition

Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Term or during the Restricted Period.  Executive and Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of Company due to Executive's status and reputation in the industry and the knowledge to be acquired by Executive through his association with Company's business and the public's close identification of Executive with Company and Company with Executive.  Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement.  Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement.

13.6        Remedies.

Executive understands and acknowledges that his violation of this Article 13 or any section thereof  would cause irreparable harm to Company and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement  The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Article 13 or any section thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive.  Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Executive.  If any part of this Article 13 or any section thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.  Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive's compliance with this Article 13 after termination of his employment, in the event Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Sections 8 or 9(a)(2)) shall be forfeited and Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.  Additionally, if Executive breaches any of such business protection provisions or other provisions of this Agreement or such provisions are declared unenforceable by a court of competent jurisdiction, any lump sum payment made pursuant to Section 10(a)(1)(ii) shall be refunded by the Executive on a pro-rata basis based upon the number of months during the Restricted Period during which he violated the provisions of this section or, in the event such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive their benefit as a result of the actions of the Executive

14.          RETURN OF MATERIALS.

Upon Executive’s termination, or at any point after that time upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Executive’s possession or control.

15.          GENERAL PROVISIONS.

15.1        Amendment.  This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

15.2        Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns.

15.3        Waiver Of Breach; Specific Performance.  The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.  Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

15.4        Indemnification and Insurance.  The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any affiliate.  In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its best efforts to maintain such insurance, in not less than its present limits, in effect throughout the term of the Executive’s employment.

15.5        No Effect On Other Arrangements.  It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.  Notwithstanding the foregoing, the provisions in Sections 5 through 10 regarding benefits that the Executive will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights the Executive may have pursuant to COBRA.

15.6        Continuation of Compensation.  If Executive becomes entitled to payments under Sections 8, 9 or 10 but dies before receipt thereof, the Company agrees to pay to the Executive’s spouse or his estate, as the case may be, pursuant to such designation as Executive shall deliver to the Company in a form reasonably satisfactory to the Company, any amounts to which Executive, at the time of his death, was so entitled.

15.7        Tax Withholding.  There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

15.8        Notices.

All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Company to:	Cracker Barrel Old Country Store, Inc.
Attn:  General Counsel’s Office
P.O. Box 787
305 Hartmann Drive
Lebanon, TN 37088-0787
Facsimile:  (615) 443-9818

If to Executive to:	Michael A. Woodhouse
417 Bethlehem Road
Lebanon, TN 37087

All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery.  Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

15.9        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).

15.10      Entire Agreement.  This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with Company that relates generally to the same subject matter including, as of the Effective Date, the Prior Employment Agreement.  Notwithstanding the foregoing, the termination of the Prior Employment Agreement shall be without prejudice to Executive's rights under Sections 4.3.1 and 4.3.2 of the Prior Employment Agreement, which provisions (and any awards made pursuant to those provisions) shall remain in full force and effect.

15.11      Assignment.  This Agreement may not be assigned by Executive without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

15.12      Severability.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

15.13      Section Headings.  The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

15.14      Interpretation.  Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

15.15      Mediation.  Except as provided in subsection (c) of this Section 15.15, the following provisions shall apply to disputes between Company and Executive: (i) arising out of or related to this Agreement (including any claim that any part of this agreement is invalid, illegal or otherwise void or voidable), or (ii) the employment relationship that exists between Company and Executive:

(a)           The parties shall first use their best efforts to discuss and negotiate a resolution of the dispute.

(b)           If efforts to negotiate a resolution do not succeed within 5 business days after a written request for negotiation has been made, a party may submit to the dispute to mediation by sending a letter to the other party requesting mediation.  The dispute shall be mediated by a mediator agreeable to the parties or, if the parties cannot agree, by a mediator selected by the American Arbitration Association.  If the parties cannot agree to a mediator within 5 business days, either party may submit the dispute to the American Arbitration Association for the appointment of a mediator.  Mediation shall commence within 10 business days after the mediator has been named.

(c)           The provisions of this Section 15.15 shall not apply to any dispute relating to the ability of the Company to terminate Executive's employment pursuant to Section 5 or Section 9 of this Agreement nor shall they apply to any action by the Company seeking to enforce its rights arising out of or related to the provisions of Article 13 of this Agreement.

15.16      Voluntary Agreement.  Executive and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of this 28th day of March, 2011.

CRACKER BARREL OLD COUNTRY
STORE, INC.

By:	/s/ Charles E. Jones, Jr.
Charles E. Jones, Chairman
Compensation Committee

“EXECUTIVE”

/s/ Michael A. Woodhouse
Michael A. Woodhouse

Addendum to Employment
Agreement with Michael A. Woodhouse

RELEASE

THIS RELEASE (“Release”) is made and entered into by and between Michael A. Woodhouse (“Employee”) and CRACKER BARREL OLD COUNTRY STORE, INC. and its successor or assigns (“Company”).

WHEREAS, Employee and Company have agreed that Employee’s employment with the Company shall terminate on ___________________;

WHEREAS, Employee and the Company have previously entered into that certain Employment Agreement, dated February __, 2011 (“Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Employee and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Employee’s employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Employee in accordance with the Agreement for service he has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.            Claims Released Under This Agreement  In exchange for receiving the severance benefits described in Sections 8, 9 or 10 of the Agreement and except as provided in Section 2 below, Employee hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Employee ever had, may have, or now has against Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Releasees”), arising out of or relating to (directly or indirectly) Employee’s employment or the termination of his employment with the Company, including but not limited to:

(a)           claims for violations of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, the Tennessee Human Rights Act, the Tennessee Employment of the Handicapped Act, the Genetic Information Nondiscrimination Act, or any other law relating to discrimination or retaliation in employment (in each case, as amended);

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(b)           claims for violations of any other federal or state statute or regulation or local ordinance;

(c)           claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

(d)           claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company; or

(e)           any other claims under state law arising in tort or contract.

2.             Claims Not Released Under This Agreement  In signing this Release, Employee is not releasing any claims that may arise under the terms of the Agreement, that enforce his rights under the Agreement, that arise out of events occurring after the date Employee executes this Release, that arise under any written non-employment related contractual obligations between the Company or its affiliates and Employee which have not terminated as of the execution date of this Release by their express terms, that arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Employee, or that relate to any indemnification obligations to Employee under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise.  However, Employee understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.  Nothing in this Agreement shall prohibit Employee from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law.

3.             No Assignment of Claim.  Employee represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

4.             No Admission Of Liability.  This Release shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

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5.             Voluntary Execution.  Employee warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Release, including his attorney and accountant or tax advisor prior to his signing it; that this Release represents written notice to do so; that he has been given the opportunity and sufficient time to seek such advice; and that he fully understands the meaning and contents of this Release.  He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is voluntary and genuine.  EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS RELEASE.

6.             Ability to Revoke Agreement.  EMPLOYEE UNDERSTANDS THAT HE MAY REVOKE THIS RELEASE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN (7) DAYS OF HIS EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD.  HE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON HIM AND HIS HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:
“COMPANY”
CRACKER BARREL OLD COUNTRY STORE, INC.

By:
Its:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE.  I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EMPLOYEE”

Date
Michael A. Woodhouse

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